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                                                                    EXHIBIT 99.1

                        EYE CARE CENTERS OF AMERICA, INC.

                        1ST QUARTER ENDING MARCH 31, 2001

                                  PRESS RELEASE

EYE CARE CENTERS OF AMERICA, INC., a Texas corporation, today announced that for the thirteen weeks ended March 31, 2001, net revenues were $93.6 million, a 2.2% decrease to the net revenues of $95.6 million for the thirteen weeks ended April 1, 2000. Comparable store sales decreased 3.4% for the first quarter of 2001.

EBITDA (Earnings before interest, taxes, depreciation, amortization) for the thirteen weeks ended March 31, 2001 was $16.8 million compared to $17.5 million for the thirteen weeks ended April 1, 2000. Net income for the first quarter of 2001 was $1.4 million compared to $3.5 million for the first quarter of 2000.

Bernard W. Andrews, Chairman and CEO, stated "The sluggish economy and low consumer confidence were the main factors affecting our comparable store sales performance in the first quarter of 2001. We were able to improve our operating efficiencies, which in part, offset the effect on EBITDA of the decline in sales. SG&A was $0.8 million higher in the first quarter of 2001 versus the prior year's first quarter, primarily due to increased occupancy costs and the expenses associated with the addition of doctor practices in three markets, which were not incurred during the first quarter of 2000."

The Company opened three new stores, and closed three stores during the first quarter of 2001.

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EYE CARE CENTERS OF AMERICA, INC. operates 361 stores, 287 of which are optical superstores, in 32 states, under the trade names of "EyeMasters", "Binyon's", "Visionworks", "Hour Eyes", "Dr. Bizer's Visionworld", "Dr. Bizer's ValuVision", "Stein Optical", "Vision World", "EYE DRx", and "Doctor's Visionworks".


Company Contact:


Alan E. Wiley
Executive Vice President, CFO
(210) 524-6690